Exhibit 99.1

For Immediate Release
November 6, 2002

First Century Bankshares, Inc.
Reports 2002 Third Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB—FCBS) a $371 million bank holding company, announced earnings of $813,000 for the three-month period ending September 30, 2002. This represents a 147% increase from the $329,000 earned during the same period in 2001. On a per share basis, net income increased to $0.41 from $0.16. This increase in earnings was primarily attributable to a $476,000 reduction in the provision for loan losses when compared to the third quarter of 2001, reflecting management’s ongoing efforts to enhance asset quality. Earnings were further enhanced by the elimination of amortization of approximately $106,000 for the quarter due to new accounting treatment of goodwill. There were also significant reductions in legal fees when compared with the third quarter of 2001.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, as a percentage of total loans increased slightly from 2.4% at September 30, 2001, to 2.5% at September 30, 2002. This increase was primarily attributable to the deterioration of one commercial loan. The loan was determined to be impaired and management believes is appropriately reserved. Overall, management is pleased with the recent trends in reduced provision for loan losses as it signals results from the significant efforts to enhance asset quality over the last two years.

Total assets increased slightly from December 31, 2001 to September 30, 2002. Total assets at September 30, 2002 were approximately $371,419,000 as compared to approximately $369,203,000 at December 31, 2001. The loan portfolio decreased 3.4% during this nine-month period, to approximately $235,773,000. The investment portfolio increased approximately $4,329,000, or 5.0%, during this same period. Total deposits remained essentially unchanged at $317,658,000 at September 30, 2002 from $317,373,000 at December 31, 2001. Interest-bearing deposits decreased $1,305,000 or 0.5%, while noninterest-bearing deposits increased $1,590,000 or 4.3%.

The performance of the Corporation during the third quarter resulted in net income of $2,687,000 for the nine-month period ending September 30, 2002. This represents an 86% increase from the $1,450,000 earned during the same period in 2001. On a per share basis, net income increased to $1.35 from $0.73. Earnings through September 30, 2002 reflect a return on average assets (ROAA) of 0.97%, and a return on average equity (ROAE) of 10.64%, compared to 0.51% and 5.94%, respectively, for the nine-month period ended September 30, 2001.

Dividends for the third quarter of 2002 were maintained at $0.20 per share, bringing the total dividend for 2002 to $0.60 per share. Based on the September 30, 2002 closing price of $17.50 per share, this reflects and annualized dividend yield of 4.57%.

First Century Bankshares, Inc. is a financial holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.